Exhibit 99.1

234 Kingsley Park Drive

Fort Mill, SC 29715

MEDIA CONTACT:
Kathy Wholley Vice President, Communications & Public Affairs (803) 802-8006 kathy.wholley@domtar.com

Domtar Announces Sale of Dryden Mill

FORT MILL, SC—February 28, 2023 – Domtar Corporation, a part of the Paper Excellence Group, and First Quality Enterprises, Inc. today announced that they have entered into an agreement to sell Domtar’s Dryden pulp mill to First Quality. The Dryden transaction, expected to close early in the third quarter, is subject to customary closing conditions, including receipt of required regulatory approvals and the closing of the Resolute Forest Products Inc. transaction.

First Quality has made clear to Domtar its commitment to the Dryden Mill, its employees and the surrounding community and that First Quality fully intends to continue business operations consistent with past practices.

The sale of the Dryden Mill is a requirement under the consent agreement between Domtar and the Canadian Competition Bureau in connection with its review of Domtar’s planned acquisition of Resolute. The sale is subject to regulatory conditions, including approval by the Commissioner of Competition and clearance under the Hart-Scott-Rodino Act.

The Resolute transaction remains on course to close in the first half of 2023, subject to the satisfaction or waiver of the other conditions to the closing of the merger.

Advisors

BMO Capital Markets is acting as exclusive financial advisor to Domtar, and McCarthy Tétrault LLP, and McMillan LLP are acting as legal advisors.

Wachtell, Lipton, Rosen & Katz, and Osler, Hoskin & Harcourt LLP are acting as legal advisors to First Quality.

About Domtar

Domtar is a leading provider of a wide variety of fiber-based products including communication, specialty and packaging papers, market pulp and airlaid nonwovens. With approximately 5,800 employees serving more than 50 countries around the world, Domtar is driven by a commitment to turn sustainable wood fiber into useful products that people rely on every day. Domtar’s principal executive office is in Fort Mill, South Carolina and Domtar is part of the Paper Excellence group of companies. To learn more, visit www.domtar.com.

About Paper Excellence

The Paper Excellence Group is a privately-held holding company that oversees individual pulp and paper business units. Its operations include the manufacturing of pulp and specialty, printing and writing, and packaging papers, producing over 7 million tons annually with a workforce of over 10,000 in its nearly 40 locations across the Americas and Europe. For more information on Paper Excellence, please visit www.paperexcellence.com.

About First Quality

The First Quality family of companies is a closely held, diversified group of companies manufacturing, selling and distributing branded and private label absorbent hygiene, paper and packaging products into the healthcare, retail and commercial channels. First Quality is dedicated to meeting the demands of the market by providing innovative and high-quality products manufactured utilizing state-of-the-art technology. For more information, please visit www.firstquality.com.

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